Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114188 of Air France-KLM (the “Company”) on Form F-3 of our report relating to the financial statements of the Company dated June 27, 2006 (July 18, 2006 as to Notes 41 to 42), appearing in this Annual Report on Form 20-F of the Company for the year ended March 31, 2006. This report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company’s change in method of accounting for financial instruments effective April 1, 2005, (ii) the full recognition of KLM pension fund surplus based on the current status of the related discussions of the International Financial Reporting Interpretations Committee and the adjustments made to the comparative consolidated financial statements for the year ended March 31, 2005 as compared to those published in the interim condensed consolidated financial statements as of September 30, 2005, as a result of applying this accounting policy, and (iii) the fact that International Financial Reporting Standards as adopted by the European Commission for use in the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America; information relating to the nature and effect of such differences is presented in Notes 41 and 42 of the consolidated financial statements.

/s/ for Deloitte & Associés
Neuilly-sur-Seine, France July 18, 2006